Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Nos. 333-62803, 333-27663, 333-40610, 333-66466, 333-97449, 333-117554, 333-132605, 333-142579, 333-160760, 333-177453 and 333-186973 on Form S-8 of Cohu, Inc. of our report dated March 15, 2013, relating to the consolidated financial statements of Ismeca Semiconductor Holding SA as of December 31, 2012, December 31, 2011 and January 1, 2011 and for each of the two years ended December 31, 2012 and 2011, appearing in this Current Report on Form 8-K/A of Cohu, Inc. dated March 15, 2013.

Deloitte AG

/s/ James D. Horiguchi	/s/ Matthias Gschwend
Partner	Director

Zurich, March 15, 2013